Exhibit 10.1
AMENDMENT TO
LEASE
     This Amendment (this “Amendment”) to Lease is entered into effective as of the 2nd day of August, 2005 by and between SUMO HOLDINGS IRVINE, LLC, a California limited liability company (hereinafter referred to as “Lessor”) and AMERICAN REPROGRAPHICS COMPANY, L.L.C., a California limited liability company (hereinafter referred to as “Lessee”).
RECITALS
     A. In 1999, Lessor and Lessee entered into a Lease Agreement (“Lease”) for the premises commonly known as 17721 Mitchell North, Irvine, California (the “Premises”). A copy of the Lease is attached hereto as Exhibit A.
     B. The parties now desire to amend the Lease on the terms and conditions set forth in this Amendment.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby amend the Lease upon the terms and subject to the conditions set forth in this Amendment:
     1. Capitalized Terms. Capitalized terms not defined in this Amendment shall have the meanings set forth in the Lease.
     2. Paragraph 51 of the Lease is hereby amended to read in full as follows:
     “(A) Provided the Lessee is not then in Default, Lessee shall have the right, exercisable not less than six (6) months prior to the date the option period would commence, to extend this Lease for three (3) additional periods of five (5) years each (each such five (5) year period shall be referred to as an “Option Period”), upon the same terms and conditions as set forth in this Lease, other than the amount of Base Rent which shall be determined as provided in Paragraph 51(B), below. Options (if there are more than one) may only be exercised consecutively. This Option is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises and without the intention of thereafter assigning or subletting.

     (B) The Base Rent payable by Lessee during the Option Periods shall equal the fair market rental rate for the Premises as of the first day of each such five (5) year Option Period; however, in no event shall such Base Rent be less than the Base Rent payable for the month immediately preceding the Rent adjustment. At least ninety (90) days prior to the date that the term of each five (5) year Option Period shall commence, Lessor will notify Lessee in writing of its determination of the fair market rental rate for the Premises. If Lessee does not provide Lessor with written objection of Lessor’s value within ten (10) days of Lessor’s notification, Lessee shall be deemed to have accepted Lessor’s value. If Lessee notifies Lessor in writing that Lessee does not accept Lessor’s value, then each party hereto shall within twenty (20) days of Lessor’s notification appoint one representative who shall be an MAI real estate appraiser experienced in the appraisal of commercial space in Irvine, California to act as appraiser. The two appraisers so appointed shall determine the fair market rental rate for the Premises in writing within thirty (30) days of Lessor’s notification.
     In the event the two appraisers cannot agree on the fair market rental rate for the Premises, they shall appoint a third appraiser who shall be similarly qualified. In the event the first two appraisers cannot agree on a third appraiser, either Lessor or Lessee may apply to the presiding judge of the Superior Court in Orange County, California for the appointment of such third appraiser. The third appraiser shall independently determine the fair market rental rate for the Premises and shall within ten (10) days of his or her appointment select the fair market rental rate of one of the first two appraisers which most closely approximates his own. The third appraiser shall have no right to adopt a compromise or middle ground or any modification of either fair market rental rate proposed by the first two appraisers. The fair market rental rate chosen by the third appraiser as most closely approximating his or her determination shall constitute the final fair market rental rate, or “Base Rent”, for the Premises.
     Each party shall pay the charges of the appraiser appointed by it and any expenses incurred by such appraiser. The charges and expenses of the third appraiser shall be paid by the parties hereto in equal shares. In the event Lessor or Lessee fails to appoint an appraiser within the time specified or such appraiser fails to present a fair market rental rate for the Premises within the time specified, the determination of the other party’s appraiser shall be final. In the event the third or any subsequent appraiser fails to choose a fair market rental rate for the Premises of one of the first two appraisers within the time specified, then the first two appraisers shall select a subsequent third appraiser and a new ten (10) day period shall begin.
     The Base Rent for the Premises shall be determined for each subsequent Option Period in accordance with the procedure and provisions of this Paragraph 51(B).”
     3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.
     4. Other Terms and Conditions. All other terms and conditions of the Lease will continue in full force and effect except as expressly modified in this Amendment. The terms and conditions of the Lease are incorporated by reference and the terms and conditions of this Amendment are incorporated into the Lease.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of August 2, 2005.

LESSOR:

SUMO HOLDINGS IRVINE, LLC,
a California limited liability company

By:	/s/ Sathiyamurthy Chandramohan SATHIYAMURTHY CHANDRAMOHAN
Its:	Managing Member

LESSEE

AMERICAN REPROGRAPHICS COMPANY, L.L.C.,
a California limited liability company

By:	/s/ Mark W. Legg

Mark W. Legg
Its:	Chief Financial Officer

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